Exhibit 99.1

LSI Corporation

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$542,768	$471,528
Short-term investments	267,070	204,457
Accounts receivable, less allowances of $6,174 and $6,770, respectively	270,849	264,112
Inventories	156,294	206,323
Prepaid expenses and other current assets	71,600	80,372

Total current assets	1,308,581	1,226,792
Property and equipment, net	302,288	269,747
Identified intangible assets, net	367,603	486,119
Goodwill	255,005	255,005
Other assets	128,228	118,502

Total assets	$2,361,705	$2,356,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$174,213	$209,699
Accrued salaries, wages and benefits	135,530	129,533
Other accrued liabilities	173,238	177,662

Total current liabilities	482,981	516,894
Pension and post-retirement benefit obligations	337,063	559,252
Income taxes payable	72,245	102,246
Other non-current liabilities	33,694	18,149

Total liabilities	925,983	1,196,541

Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred shares; $.01 par value; 2,000 shares authorized; none outstanding	—	—
Common stock; $.01 par value; 1,300,000 shares authorized; 552,409 and 550,894 shares outstanding, respectively	5,524	5,509
Additional paid-in capital	5,570,478	5,573,248
Accumulated deficit	(3,748,938)	(3,840,803)
Accumulated other comprehensive loss	(391,342)	(578,330)

Total stockholders’ equity	1,435,722	1,159,624

Total liabilities and stockholders’ equity	$2,361,705	$2,356,165

The accompanying notes are an integral part of these Consolidated Financial Statements.

LSI Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues	$2,370,229	$2,506,087	$2,043,958
Cost of revenues	1,157,952	1,274,222	1,081,494

Gross profit	1,212,277	1,231,865	962,464
Research and development	692,368	690,294	575,988
Selling, general and administrative	343,426	354,923	295,439
Restructuring of operations and other items, net	52,403	49,091	23,719

Income from operations	124,080	137,557	67,318
Interest income and other, net	13,710	37,711	26,472

Income from continuing operations before income taxes	137,790	175,268	93,790
Provision for/(benefit from) income taxes	13,136	(20,960)	3,778

Income from continuing operations	124,654	196,228	90,012
Income from discontinued operations (including a gain on disposal of $260,066), net of tax	—	—	241,479

Net income	$124,654	$196,228	$331,491

Basic income per share:
Income from continuing operations	$0.23	$0.35	$0.15
Income from discontinued operations	$—	$—	$0.42
Net income	$0.23	$0.35	$0.57

Diluted income per share:
Income from continuing operations	$0.22	$0.34	$0.15
Income from discontinued operations	$—	$—	$0.40
Net income	$0.22	$0.34	$0.55

Shares used in computing per share amounts:
Basic	547,817	559,459	585,704
Diluted	567,479	580,548	600,893

Cash dividends declared per common share	$0.06	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

LSI Corporation

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$124,654	$196,228	$331,491
Other comprehensive income/(loss) before tax:
Foreign currency translation adjustments	(5,354)	(2,257)	(4,786)
Available-for-sale securities:
Unrealized loss	(1,828)	(356)	(80)
Reclassification of net realized loss/(gain) to net income	141	(1,102)	(938)
Derivative financial instruments:
Unrealized loss	(2,317)	(262)	(2,766)
Reclassification of net realized loss/(gain) to net income	1,520	3,037	(12)
Defined benefit pension and post-retirement plans:
Net actuarial gain/(loss)	174,221	(60,539)	(213,701)
Amortization of net actuarial loss, prior service cost and transition asset	20,605	16,377	7,320

Other comprehensive income/(loss) before tax	186,988	(45,102)	(214,963)
Income tax expense related to items of other comprehensive income/(loss)	—	—	—

Other comprehensive income/(loss), net of tax	186,988	(45,102)	(214,963)

Comprehensive income	$311,642	$151,126	$116,528

The accompanying notes are an integral part of these Consolidated Financial Statements.

LSI Corporation

Consolidated Statements of Stockholders’ Equity

(In thousands, except per share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive
	Shares	Amount			Loss	Total
Balances at December 31, 2010	615,191	$6,152	$5,998,137	$(4,368,522)	$(318,265)	$1,317,502
Net income	—	—	—	331,491	—	331,491
Other comprehensive loss	—	—	—	—	(214,963)	(214,963)
Issuance under employee equity incentive plans, net	18,971	190	73,702	—	—	73,892
Repurchase of shares	(72,395)	(724)	(498,062)	—	—	(498,786)
Stock-based compensation	—	—	49,804	—	—	49,804

Balances at December 31, 2011	561,767	5,618	5,623,581	(4,037,031)	(533,228)	1,058,940
Net income	—	—	—	196,228	—	196,228
Other comprehensive loss	—	—	—	—	(45,102)	(45,102)
Fair value of partially vested SandForce equity awards	—	—	19,089	—	—	19,089
Issuance under employee equity incentive plans, net	25,088	251	97,079	—	—	97,330
Repurchase of shares	(35,961)	(360)	(272,225)	—	—	(272,585)
Stock-based compensation	—	—	105,724	—	—	105,724

Balances at December 31, 2012	550,894	5,509	5,573,248	(3,840,803)	(578,330)	1,159,624
Net income	—	—	—	124,654	—	124,654
Other comprehensive income	—	—	—	—	186,988	186,988
Issuance under employee equity incentive plans, net	24,302	243	70,508	—	—	70,751
Repurchase of shares	(22,787)	(228)	(163,259)	—	—	(163,487)
Stock-based compensation	—	—	89,981	—	—	89,981
Cash dividends declared ($0.06 per common share)	—	—	—	(32,789)	—	(32,789)

Balances at December 31, 2013	552,409	$5,524	$5,570,478	$(3,748,938)	$(391,342)	$1,435,722

The accompanying notes are an integral part of these Consolidated Financial Statements.

LSI Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities:
Net income	$124,654	$196,228	$331,491
Adjustments:
Depreciation and amortization	181,278	180,484	189,200
Stock-based compensation expense	88,208	108,300	50,318
Non-cash restructuring of operations and other items, net	6,662	5,960	35,282
Gain on re-measurement of a pre-acquisition equity interest to fair value	—	(5,765)	—
(Gain)/loss on sale/write-down of investments, net	—	(2,550)	183
Gain on sale of business	—	—	(260,066)
(Gain)/loss on sale of property and equipment	(58)	2,528	(465)
Unrealized foreign exchange gain	(3,281)	(598)	(2,015)
Deferred taxes	22,316	(53,218)	(28,838)
Changes in assets and liabilities, net of assets acquired and liabilities assumed in business combination:
Accounts receivable, net	(7,197)	(6,689)	80,065
Inventories	49,843	(2,116)	(29,804)
Prepaid expenses and other assets	(24,471)	(17,570)	(10,782)
Accounts payable	(32,807)	27,543	(3,879)
Accrued and other liabilities	(67,352)	(58,378)	(103,915)

Net cash provided by operating activities	337,795	374,159	246,775

Investing activities:
Purchases of debt securities available-for-sale	(206,419)	(131,662)	(50,967)
Proceeds from maturities and sales of debt securities available-for-sale	134,435	57,843	37,460
Purchases of other investments	(1,550)	(500)	(4,000)
Proceeds from sale of other investments	—	2,550	—
Purchases of property and equipment	(86,575)	(130,779)	(60,920)
Proceeds from sale of property and equipment	420	1,693	23,622
Increase in restricted cash	(3,821)	—	—
Acquisition of business, net of cash acquired	—	(319,231)	—
Proceeds from sale of business, net of transaction costs	—	—	475,150
Proceeds from repayments on a note receivable	—	—	10,000

Net cash (used in)/provided by investing activities	(163,510)	(520,086)	430,345

Financing activities:
Issuances of common stock	94,103	111,628	81,040
Purchase of common stock under repurchase programs	(163,487)	(272,585)	(498,786)
Payment of dividends to stockholders	(32,789)	—	—

Net cash used in financing activities	(102,173)	(160,957)	(417,746)

Effect of exchange rate changes on cash and cash equivalents	(872)	(1,399)	(1,349)

Net change in cash and cash equivalents	71,240	(308,283)	258,025
Cash and cash equivalents at beginning of year	471,528	779,811	521,786

Cash and cash equivalents at end of year	$542,768	$471,528	$779,811

The accompanying notes are an integral part of these Consolidated Financial Statements.

LSI Corporation

Notes to Consolidated Financial Statements

Note 1 — The Company

LSI Corporation (“LSI,” or the “Company”) designs, develops and markets complex, high-performance storage and networking semiconductors. The Company offers a broad portfolio of capabilities including custom and standard product integrated circuits that are used in hard disk drives, solid state drives, high-speed communications systems, computer servers, storage systems and personal computers. The Company delivers products to its customers as stand-alone integrated circuits as well as incorporated onto circuit boards that offer additional functionality. The Company also licenses its intellectual property to other entities.

On December 15, 2013, the Company entered into a definitive agreement with Avago Technologies Limited (“Avago”), and certain of its subsidiaries under which Avago will acquire LSI for $11.15 per share in an all-cash transaction valued at approximately $6.6 billion. The merger is expected to close in the first half of 2014, subject to regulatory approvals in various jurisdictions and satisfaction of customary closing conditions, as well as the approval of the Company’s stockholders.

On January 3, 2012, the Company acquired SandForce, Inc. (“SandForce”) for total consideration of approximately $346.4 million, net of cash acquired. SandForce was a provider of flash storage processors for enterprise and client flash solutions and solid state drives. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of SandForce and the estimated fair value of assets acquired and liabilities assumed were included in the Company’s consolidated financial statements from January 3, 2012.

On May 6, 2011, the Company completed the sale of substantially all of its external storage systems business to NetApp, Inc. (“NetApp”). The results of the external storage systems business are presented as discontinued operations in the Company’s consolidated statements of operations.

Note 2 — Significant Accounting Policies

Basis of Presentation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Where the functional currency of the Company’s foreign subsidiaries is the local currency, assets and liabilities are translated into U.S. dollars using the exchange rates on the balance sheet dates, and revenues and expenses are translated using average rates prevailing during the period. Accounts and transactions denominated in foreign currencies have been re-measured into functional currencies before translation into U.S. dollars. Foreign currency transaction gains and losses are included as a component of interest income and other, net. Gains and losses from foreign currency translation are included as a separate component of comprehensive income.

Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ significantly from these estimates.

Revenue Recognition:    The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and the title and risk of loss have been transferred, (iii) the sales price is fixed or determinable, and (iv) collection of resulting receivables is reasonably assured (or probable in the case of software). Standard products sold to distributors are subject to specific rights of return, and revenue recognition is deferred until the distributor sells the product to a third-party because the selling price is not fixed or determinable. Consideration given to customers, when offered, is primarily in the form of discounts and rebates and is accounted for as a reduction to revenues in the same period the related sale is made. The amount of these reductions is based on historical rebate claims, specific criteria included in rebate agreements, and other factors known at the time.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Revenues from the licensing of the Company’s intellectual property are recognized when the significant contractual obligations have been fulfilled and the fundamental revenue recognition criteria discussed above are met. The contractual terms of such licensing arrangements generally provide for payments over an extended period of time. The Company recognizes revenue from such arrangements when payments become due. Royalty revenues are recognized upon the sale of products subject to royalties and are recognized based upon reports received from licensees during the period, unless collectibility is not reasonably assured, in which case revenue is recognized when payment is received from the licensee.

Income per Share:    Basic income per share is computed by dividing net income available to common stockholders (numerator) by the weighted-average number of common shares outstanding (denominator) during the period. Diluted income per share is computed using the weighted-average number of common and potentially dilutive common shares outstanding during the period using the treasury stock method for outstanding stock options and restricted stock unit awards. Under the treasury stock method, the amount the employee must pay for exercising stock options and employee stock purchase rights, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

Advertising Expense:    Advertising costs are expensed as incurred.

Stock-Based Compensation Expense:    The estimated fair value of equity-based awards, including employee stock options, service-based restricted stock unit awards and rights to purchase shares under the employee stock purchase plan, net of estimated forfeitures, is amortized over the award vesting periods on a straight-line basis. The estimated fair value of performance-based restricted stock units is amortized over the award vesting periods using a graded vesting schedule.

Cash Equivalents:    All highly liquid investments purchased with an original maturity of 90 days or less are considered to be cash equivalents. Cash and cash equivalents consist primarily of highly liquid investments in money-market funds.

Accounts Receivable and Allowance for Doubtful Accounts:    Trade receivables are reported in the consolidated balance sheets reduced by an allowance for doubtful accounts reflecting estimated losses resulting from receivables not considered to be collectible. The allowance for doubtful accounts is estimated by evaluating customers’ payment history and credit-worthiness as well as current economic and market trends.

Investments:    Available-for-sale investments include short-term marketable debt securities and long-term marketable equity securities of technology companies. Short-term marketable debt securities are reported at fair value and include all debt securities regardless of their maturity dates because of their highly liquid nature. Long-term marketable equity securities are reported at fair value. Unrealized gains and losses on marketable debt and equity securities, net of related tax, are recorded as a separate component of accumulated other comprehensive loss until realized. Long-term non-marketable equity securities consist primarily of non-marketable common and preferred stock of technology companies and are recorded at cost. Pre-tax gains and losses on securities sold are determined based on the specific identification method and are included in interest income and other, net, in the consolidated statements of operations. The Company does not hold any of these securities for speculative or trading purposes.

Unrealized losses for all investments are evaluated to determine if they are other than temporary as follows:

•

For marketable debt securities, if the fair value of a debt security is less than its amortized cost basis, the Company assesses whether impairment is other than temporary. Impairment is considered other than temporary if (i) the Company has the intent to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its entire amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost of the security. If impairment is considered other than temporary based on conditions (i) or (ii), the entire difference between the amortized cost and the fair value of the security is recognized in earnings. If impairment is considered other than temporary

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

based on condition (iii), the amount representing credit losses, defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security, will be recognized in earnings and the amount relating to all other factors will be recognized in other comprehensive income. The Company evaluates both qualitative and quantitative factors, such as duration and severity of the unrealized loss, credit ratings, prepayment speeds, default and loss rates of the underlying collateral, structure and credit enhancements, to determine if a credit loss may exist.

•	For marketable equity securities, the Company reviews the financial performance of each investee, industry performance, the outlook of each investee and the trading price of each security. An impairment loss is measured using the closing trading price of the marketable security on the date management determines that the investment is impaired and is recorded in interest income and other, net in the consolidated statements of operations.

•	For non-marketable equity securities, the Company reviews recent financing activities of each investee, movements in equity value, venture capital markets, the investee’s capital structure, liquidation preferences of the investee’s capital and other economic variables. If an unrealized loss is determined to be other than temporary, a loss is generally measured by using pricing reflected in current rounds of financing and is recognized as a component of interest income and other, net, in the consolidated statements of operations. The Company does not estimate the fair value of a non-marketable equity investment unless there are identified events or changes in circumstances that may have a significantly adverse effect on the investment.

Inventories:    Inventories are stated at the lower of cost or market, which approximates actual cost computed on a first-in, first-out basis. Inventory is written down when conditions indicate that the selling price could be less than the cost due to physical deterioration, obsolescence, changes in price levels or other causes. Inventory is also written down when inventory levels are in excess of the forecasted demand for the next 12 months, as judged by management, for each specific product. When inventory is written down, a new cost basis is established.

Property and Equipment:    Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as presented below:

Buildings and improvements	20-40 years
Equipment	3-5 years
Furniture and fixtures	5-7 years

Amortization of leasehold improvements is computed using the shorter of the remaining term of the related leases or the estimated useful lives of the improvements.

Business combinations:    Acquisitions made by the Company are accounted for under the purchase method of accounting. Under this method, the estimated fair value of assets acquired and liabilities assumed and the results of operations of the acquired business are included in the Company’s financial statements from the effective date of the acquisition.

Goodwill:    The Company evaluates the recoverability of goodwill annually in the fourth quarter or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. When the Company determines that there is an indicator that the carrying value of goodwill may not be recoverable, the Company measures impairment based on estimates of future cash flows. Impairment, if any, is measured based on an implied fair value model that determines the carrying value of goodwill.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

To evaluate the recoverability of goodwill, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of any of its reporting units is less than its carrying amount. The Company’s qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of the Company’s financial performance; or (iv) a sustained decrease in the Company’s market capitalization below its net book value. After assessing the totality of events and circumstances, if the Company determines that it is not more likely than not that the fair value of any of its reporting units is less than its carrying amount, no further assessment is performed. If the Company determines that it is more likely than not that the fair value of any of its reporting units is less than its carrying amount, the Company calculates the fair value of that reporting unit and compares the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit. The implied fair value of goodwill is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

In determining the fair values of its reporting units, the Company relies solely on a discounted cash-flow analysis. The Company performs research and analyzes peer multiples for comparison purposes, but does not rely directly upon such data due to the lack of specific comparability between the peer companies and its reporting units. Instead the Company employs the peer multiple data as a general check on the results of its discounted cash-flow analysis. The material assumptions used in performing the discounted cash-flow analysis include forecasts of expected future cash flows, including elements such as revenues, cost of sales, operating expenses, tax expenses, working capital, investment and capital expenditures. Key assumptions also include expected near- and long-term growth rates, as well as expected profitability levels and capital investment. Since the forecasted cash flows of the business, as well as those allocated to individual assets, need to be discounted to present value in order to arrive at estimates of fair value, discount rates must also be estimated and applied in the valuation models. These discount rates are based on estimates of a market weighted-average cost-of-capital for the reporting units, with adjustments made to account for the relative risk of individual assets valued.

Based on the results of the Company’s qualitative assessment performed during the fourth quarter of 2013, the Company determined that it was more likely than not that the fair value of the Company’s reporting units exceeded their carrying value, and therefore, no further assessment was performed.

Identified Intangible Assets:    Identified intangible assets subject to amortization are amortized over the periods during which they are expected to contribute to the Company’s future cash flows. The Company assesses the recoverability of its identified intangible assets based on management’s estimates of undiscounted projected future operating cash flows compared to the net book value of the identified intangible assets. In cases where the net book value exceeds undiscounted projected future operating cash flows, impairment exists. The impairment charge is measured as the difference between the net book value of the identified intangible assets and the fair value of such assets. The fair value is determined using a discounted cash-flow approach for each asset grouping.

Long-Lived Assets:    The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use and eventual disposition of the asset. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. When assets are removed from operations and held for sale, the impairment loss is estimated as the excess of the carrying value of the assets over their fair value.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Retirement Benefits:    Post-retirement assets and liabilities are estimates of benefits that the Company expects to pay to eligible retirees. The Company considers various factors in determining the value of its post-retirement net assets, including the number of employees that the Company expects to receive benefits and other actuarial assumptions.

For defined benefit pension plans, the Company considers various factors in determining its pension liability and net periodic benefit cost, including the number of employees that the Company expects to receive benefits, their salary levels and years of service, the expected return on plan assets, the discount rate, the timing of the payment of benefits, and other actuarial assumptions. If the actual results and events of the pension plans differ from the Company’s current assumptions, the benefit obligations may be over- or under-valued.

The key benefit plan assumptions are the discount rate and the expected rate of return on plan assets. The assumptions discussed below are for the U.S. retirement benefit plans. For the international plans, the Company chose assumptions specific to each country.

The Company bases its discount rate estimates on a cash-flow analysis which considers externally published rate curves for periods approximating the expected duration of payments to be made under the Company’s plans as of the measurement date. The Company bases the salary increase assumptions on historical experience and future expectations. In developing the expected rate of return, the Company considers long-term compound annualized returns based on historical market data, historical and expected returns on the various categories of plan assets, and the target investment portfolio allocation among debt, equity securities and other investments.

Fair Value Disclosures of Financial Instruments:    GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s financial assets and financial liabilities recorded at fair value have been categorized based upon the following three levels of inputs:

•	Level 1 — Unadjusted, quoted prices in active, accessible markets for identical assets or liabilities. The Company’s investments in marketable equity securities, money-market funds, mutual funds and certain commingled funds that are traded in active exchange markets, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets, are classified under Level 1.

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s investments in government and agency securities, commercial paper, corporate debt securities, U.S. Treasury Inflation-Protected Securities and asset-backed and mortgage-backed securities are traded less frequently than exchange-traded securities and are valued using inputs that include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates, yield curves, prepayment speeds, collateral performance, broker/dealer quotes and indices that are observable at commonly quoted intervals. Foreign exchange forward contracts traded in the over-the-counter markets are valued using market transactions or broker quotations. As such, these derivative instruments are classified within Level 2. The Company’s investments in certain commingled funds are classified as Level 2 as the Company could redeem these investments with the sponsoring investment management organizations at least monthly. These commingled funds are valued based on the net asset value per share of each investment at the measurement date.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The Company determines the estimated fair value of financial instruments using the market approach or the income approach as considered to be appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses discounted cash flow models by considering market expectations about future cash flows and other inputs that are observable or can be corroborated by observable market data. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a significant effect on the estimated fair value amounts. The fair values of investments and derivative instruments are based on market data. Carrying amounts of accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments.

Derivative Instruments:    All of the Company’s derivative instruments are recognized as assets or liabilities and measured at fair value. Derivative instruments that hedge the exposure to variability in expected future cash flows of forecasted transactions qualify as cash flow hedges. Changes in the fair value of these cash flow hedges that are highly effective are recorded in accumulated other comprehensive income and reclassified into earnings during the period in which the hedged transaction affects earnings. The changes in fair value of derivative instruments that are not designated as hedges and the ineffective portion of cash flow hedges are recognized immediately in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

The Company would discontinue hedge accounting prospectively when it is determined that the cash flow hedge is not highly effective, the derivative expires or is sold, terminated or exercised, or it is unlikely that the forecasted transaction will occur in the initial identified time period or within a subsequent two-month time period. Gains and losses that were accumulated in other comprehensive income for such derivatives would be reclassified immediately into earnings unless it is probable that the forecasted transaction will occur within the subsequent two-month period. Any subsequent changes in fair value of such derivative instruments are reflected immediately in earnings.

Concentration of Credit Risk of Financial Instruments:    Financial instruments that potentially subject the Company to credit risk include cash equivalents, short-term investments and accounts receivable. Cash equivalents and short-term investments are maintained with high quality institutions, and their composition and maturities are regularly monitored by management. The Company diversifies its investments to reduce the exposure to loss from any single issuer, sector, bank or mutual fund. A majority of the Company’s trade receivables are derived from sales to large, multinational computer, communication, networking and storage manufacturers, with the remainder distributed across other industries. As of December 31, 2013 and 2012, one customer accounted for 28.7% and 35.6% of trade receivables, respectively. Concentrations of credit risk with respect to all other trade receivables are considered to be limited due to the quantity of customers comprising the Company’s customer base and their dispersion across industries and geographies. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral as considered necessary. Write-offs of uncollectible amounts have not been significant.

Product Warranties:    The Company warrants finished goods against defects in material and workmanship under normal use and service generally for periods of one to three years. A liability for estimated future costs under product warranties is recorded when products are shipped.

Litigation and Settlement Costs:    The Company is involved in legal actions arising in the ordinary course of business. The Company records an estimated loss for a loss contingency when both of the following

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements, and (ii) the amount of loss can be reasonably estimated.

Income Taxes:    The calculation of the Company’s tax provision involves the application of complex tax rules and regulations in multiple jurisdictions throughout the world. The Company makes estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of deductions, benefits and tax credits, and in the calculation of specific tax assets and liabilities which arise from differences in the timing of recognition of revenues and expenses for tax and financial statement purposes, as well as tax liabilities associated with uncertain tax positions. Significant changes to these estimates may result in an increase or a decrease to the Company’s tax provision in a subsequent period.

The Company recognizes the effect of income tax positions only when it is more likely than not that these positions will be sustained. Recognized income tax positions are measured at the largest amount that is more than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued additional guidance regarding the presentation of comprehensive income. The guidance requires an entity to present the effects on net income line items of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. An entity must provide this information either on the face of the financial statements or in the notes to the financial statements. The guidance is effective for fiscal years beginning after December 15, 2012. The Company adopted this guidance in 2013. The adoption did not impact the Company’s results of operations or financial position.

In July 2013, the FASB issued additional guidance regarding the presentation of unrecognized tax benefits. The guidance requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset if a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is available. This guidance is effective for fiscal years and interim periods beginning after December 15, 2013. The adoption is not expected to have a material impact on the Company’s results of operations or financial position.

Note 3 — Restructuring of Operations and Other Items

Restructuring

In 2013, 2012 and 2011, management initiated restructuring plans designed to focus the Company’s business on targeted end markets and to improve operational efficiency and financial results. These plans primarily involved the termination of employees and consolidation of facilities. The restructuring charges recorded in conjunction with these plans primarily represented severance and costs related to the continuation of certain employee benefits, exit costs for facility consolidations and closures, research and development program cancellations, and asset impairment charges.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The following table summarizes items included in restructuring expenses:

	Year Ended December 31,
	2013		2012		2011
	(In thousands)
Leases	$3,613	(a)	$10,306	(a)	$6,162	(a)
Employee severance and benefits	19,428		8,145		11,326
Other exit costs	—		4,541	(b)	(1,033	)(c)

Total	$23,041		$22,992		$16,455

(a)	Includes lease obligation costs and related changes in estimates, changes in time value and other ongoing expenditures. The 2012 amount includes $6.2 million related to the Company’s former headquarters.

(b)	Consists of a $2.7 million loss on the sale of property in the U.S. and $1.8 million of other asset impairment and exit costs.

(c)	Includes a $6.4 million gain on the sale of property in the U.S., substantially offset by a $5.5 million write-off of intellectual property in connection with the restructuring actions.

In 2011, the Company decided to exit the external storage systems business. In connection with this action, the Company terminated employees, closed several office locations, terminated certain contracts, discontinued various development projects and wrote off intangible assets and software due to the cancellation of the development programs.

The impact of those actions is reflected in discontinued operations and is summarized below:

Year Ended December 31, 2011
(In thousands)
Lease and contract terminations	$2,141
Employee severance and benefits	15,428
Other exit costs	23,294

Total	$40,863

No restructuring expenses were incurred in 2013 or 2012 related to discontinued operations.

The following table summarizes the significant activity within, and components of, the Company’s restructuring obligations:

	Leases		Employee Severance and Benefits		Other Exit Costs	Total
	(In thousands)
Balance at December 31, 2011	$11,752		$10,444		$—	$22,196
Expense	10,306		8,145		4,541	22,992
Utilized	(9,067	)(a)	(13,586	)(a)	(4,541)	(27,194)

Balance at December 31, 2012	12,991		5,003		—	17,994
Expense	3,613		19,428		—	23,041
Utilized	(12,575	)(a)	(11,656	)(a)	—	(24,231)

Balance at December 31, 2013	$4,029	(b)	$12,775	(b)	$—	$16,804

(a)	Represents cash payments.

(b)	The balance remaining for the lease obligations is expected to be paid during the remaining terms of the leases, which extend through the first quarter of 2015. The majority of the balance remaining for employee severance and benefits is expected to be paid by the second quarter of 2014.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Other Items

The Company recorded net charges of $29.4 million and $26.1 million for other items during 2013 and 2012, respectively, primarily for litigation settlements and acquisition-related costs. The Company recorded a net charge of $7.2 million for other items during 2011, primarily for transition service agreement costs associated with the sale of the external storage systems business, offset by a reversal of a sales and use tax related liability.

Note 4 — Stock-Based Compensation

Equity Incentive Plans

2003 Equity Incentive Plan (“2003 Plan”):

Under the 2003 Plan, the Company may grant stock options and stock appreciation rights with an exercise price that is no less than the fair market value of the stock on the date of grant. Under the 2003 Plan, the Company may also grant restricted stock and restricted stock unit awards. The Company typically grants restricted stock units (“RSUs”). No participant may be granted stock options covering more than four million shares of stock or more than an aggregate of one million shares of restricted stock and RSUs in any fiscal year. The term of each option or RSU is determined by the board of directors or its delegate and, for option grants on or after February 12, 2004, is generally seven years. Options generally vest in equal annual installments over a four-year period.

On May 9, 2013, the 2003 Plan was amended to increase the number of shares available for new awards to 20 million, of which 15 million were available for restricted stock and/or RSUs. In addition, the period during which incentive stock options can be granted was extended to February 5, 2023, and the value of awards that can be granted in any fiscal year to a non-employee director was limited to $0.5 million.

On May 9, 2012, the 2003 Plan was amended to increase the number of shares available for new awards to 25 million, of which 15 million were available for restricted stock and/or RSUs. In addition, the period during which incentive stock options can be granted was extended to February 9, 2022, and the maximum number of shares that may be issued upon exercise of incentive stock options was set at 25 million.

As of December 31, 2013, the 2003 Plan had approximately 19.1 million common shares available for future grants. A total of approximately 67.0 million shares of common stock were reserved for issuance upon exercise of outstanding options and upon vesting of outstanding RSUs as of December 31, 2013.

Employee Stock Purchase Plan (“ESPP”):

Under the ESPP, rights are granted to LSI employees to purchase shares of common stock at 85% of the lesser of the fair market value of such shares at the beginning of a 12-month offering period or the end of each six-month purchase period within such an offering period.

On May 15, 2013, the ESPP was amended to increase the number of shares available for issuance under the plan to 30 million and to extend the term of the ESPP through May 14, 2023. As of December 31, 2013, the ESPP had approximately 26.7 million shares available for future purchase.

The ESPP is expected to terminate after the current purchase period is completed in May 2014 or shortly before the consummation of the Company’s acquisition by Avago, if earlier.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Stock-Based Compensation Expense

Stock-based compensation expense included in continuing operations, net of estimated forfeitures, related to the Company’s stock options, ESPP and RSUs by expense category was as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Cost of revenues	$9,374	$11,946	$6,921
Research and development	40,466	47,064	23,646
Selling, general and administrative	38,368	49,290	20,343

Total stock-based compensation expense	$88,208	$108,300	$50,910

In connection with the SandForce acquisition, the Company assumed unvested stock options and RSUs originally granted by SandForce. Stock-based compensation expense for 2013 and 2012 included $6.0 million and $11.6 million, respectively, for amortization of assumed stock options and RSUs for former SandForce employees. In addition stock based compensation expense for 2012 included $4.5 million related to accelerated vesting of assumed stock options and RSUs for former SandForce employees.

The Company has issued RSUs that will not vest unless specified performance criteria are met. In the first quarter of 2012, the compensation committee of the board of directors authorized additional vesting of performance-based RSUs where the Company’s performance had been adversely affected as a result of the flooding that occurred in Thailand in the fourth quarter of 2011 and as a result, vesting levels would have been lower. The Company recognized $7.8 million of stock-based compensation expense in 2012 related to the additional vesting. No executive officers were included in the group of employees that received additional vesting.

The income tax benefit that the Company realized for the tax deduction from option exercises and other awards was not material for any period presented.

Stock Options:

The fair value of each option grant is estimated as of the date of grant using a reduced-form calibrated binomial lattice model (“lattice model”). The following table summarizes the weighted-average assumptions that the Company applied in the lattice model:

	Year Ended December 31,
	2013	2012	2011
Estimated grant date fair value per share	$2.33	$2.83	$2.14
Expected life (years)	4.38	4.46	4.51
Risk-free interest rate	0.66%	0.72%	1.83%
Volatility	48%	47%	47%
Dividend yield	0.08%	—	—

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice model. The expected life of employee stock options is affected by all of the underlying assumptions and calibration of the Company’s model. The lattice model assumes that employees’ exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations for all past option grants made by the Company since its initial public offering.

The risk-free interest rate assumption is based upon observed interest rates of constant maturity U.S. Treasury securities appropriate for the term of the Company’s employee stock options.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The Company uses an equally weighted combination of historical and implied volatilities as of the grant date. The historical volatility is the standard deviation of the daily stock returns for LSI from the date of the initial public offering of its common stock in 1983. For the implied volatilities, the Company uses near-the-money exchange-traded call options, as stock options are call options that are granted at-the-money. The historical and implied volatilities are annualized and equally weighted to determine the volatilities as of the grant date. Management believes that the equally weighted combination of historical and implied volatilities is more representative of future stock price trends than sole use of historical or implied volatilities.

The expected dividend yield is calculated by dividing annualized dividend payments by the closing stock price on the grant date of the option.

Because stock-based compensation expense recognized is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience.

The Company’s determination of the fair value of stock-option awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well a number of highly complex and subjective assumptions. The Company uses third-party consultants to assist in developing the assumptions used in, as well as calibrating, the lattice model. The Company is responsible for determining the assumptions used in estimating the fair value of its stock-option awards.

The following table summarizes changes in stock options outstanding:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Options outstanding at January 1, 2013	56,042	$5.75
Granted	6,693	$6.94
Exercised	(12,496)	$4.69
Canceled	(6,291)	$8.23

Options outstanding at December 31, 2013	43,948	$5.87	3.57	$227,082

Options exercisable at December 31, 2013	27,336	$5.45	2.51	$152,804

As of December 31, 2013, the total unrecognized compensation expense related to unvested stock options, net of estimated forfeitures, was $28.0 million, which is expected to be recognized over the next 2.1 years on a weighted-average basis. The options assumed in the SandForce acquisition vest over periods up to four years from the date of the grant and have ten-year terms. The total intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was $47.1 million, $45.1 million and $22.9 million, respectively. Cash received from stock option exercises was $58.5 million in 2013.

Restricted Stock Units:

The cost of service-based and performance-based RSUs is determined using the fair value of the Company’s common stock on the date of grant, reduced by the present value of dividends expected to be paid on the Company’s common stock prior to vesting. For performance-based RSU expense, the Company also considers the probability that those RSUs will vest.

Service-based:

The vesting of service-based RSUs requires that the employee remain employed by the Company for a specified period of time.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The following table summarizes changes in service-based RSUs outstanding:

	Number of Units	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Unvested service-based RSUs outstanding at January 1, 2013	17,655	$6.99
Granted	8,950	$6.98
Vested	(5,687)	$6.75
Forfeited	(1,375)	$6.87

Unvested service-based RSUs outstanding at December 31, 2013	19,543	$7.07

As of December 31, 2013, the total unrecognized compensation expense related to service-based RSUs, net of estimated forfeitures, was $96.8 million, which will be recognized over the next 2.4 years on a weighted-average basis. The total weighted-average grant date fair value of service-based RSUs granted was $62.5 million, $69.6 million and $55.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. The total fair value of the shares vested was $40.4 million, $29.6 million and $14.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Performance-based:

The vesting of performance-based RSUs is contingent upon the Company meeting specified performance criteria and requires that the employee remain employed by the Company for a specified period of time.

The following table summarizes changes in performance-based RSUs outstanding:

	Number of Units	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Unvested performance-based RSUs outstanding at January 1, 2013	5,634	$7.29
Granted	1,441	$6.89
Vested	(3,167)	$7.41
Forfeited	(392)	$6.61

Unvested performance-based RSUs outstanding at December 31, 2013	3,516	$7.10

As of December 31, 2013, the total unrecognized compensation expense related to performance-based RSUs, net of estimated forfeitures, was $7.2 million and, if the performance conditions are fully met, that amount will be recognized over the next 1.3 years on a weighted-average basis. The total weighted-average grant date fair value of performance-based RSUs granted was $9.9 million, $25.4 million and $26.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The total fair value of the shares vested was $21.5 million, $12.3 million and $6.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Employee Stock Purchase Plan:

Compensation expense for the ESPP is calculated using the fair value of the employees’ purchase rights computed under the Black-Scholes model. The following table summarizes the weighted-average assumptions that the Company applied in the calculation of the fair value of ESPP grants:

	Year Ended December 31,
	2013	2012	2011
Estimated grant date fair value per share	$2.06	$1.94	$1.81
Expected life (years)	0.8	0.8	0.8
Risk-free interest rate	0.1%	0.2%	0.1%
Volatility	32%	43%	45%
Dividend yield	1.4%	—	—

In 2013, 2012 and 2011, 6.5 million, 6.1 million and 5.8 million shares of common stock were issued under the ESPP at a weighted-average price of $5.46, $5.09 and $4.64 per share, respectively. Cash received from ESPP issuances was $35.6 million in 2013.

Note 5 — Stockholders’ Equity

Common Stock Repurchases

The Company’s board of directors has authorized the following common stock repurchase programs:

•	On August 1, 2012 — up to $500.0 million; and

•	On March 9, 2011 — up to $750.0 million.

As of December 31, 2013, $315.1 million remained available for repurchases under the 2012 program. The 2011 program has been completed.

The following table summarizes the Company’s common stock repurchases:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Dollar value of shares repurchased	$163,487	$272,585	$498,786
Number of shares repurchased	22,787	35,961	72,395

Repurchased shares are retired immediately and are recorded as reductions in common stock and additional paid-in capital.

Cash Dividends on Common Stock

On October 23, 2013, the Company announced that its board of directors had declared a cash dividend of $0.03 per common share paid on December 20, 2013 to stockholders of record as of December 6, 2013. On July 24, 2013, the Company announced that its board of directors had declared a cash dividend of $0.03 per common share paid on September 20, 2013 to stockholders of record as of September 6, 2013. During 2013, the Company paid cash dividends of $32.8 million in total related to the October and July 2013 declarations. No cash dividend was paid in 2012 or 2011.

In connection with the merger agreement entered into with Avago, the Company discontinued share repurchases and its quarterly dividend.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Note 6 — Acquisition of SandForce

On January 3, 2012, the Company acquired SandForce, a provider of flash storage processors for enterprise and client flash solutions and solid state drives. The Company acquired SandForce to enhance its competitive position in the PCIe® flash adapter market where LSI’s products already used SandForce flash storage processors. Additionally, the combination of LSI’s custom capability and SandForce’s standard product offerings allows the Company to offer a full range of products aimed at the growing flash storage processor market for ultrabook, notebook and enterprise solid state drives and flash solutions. Total consideration consisted of the following (in thousands):

Cash paid, net of cash acquired	$319,231
Fair value of partially vested equity awards	19,089
Fair value of LSI’s previous investment in SandForce	8,120

Total	$346,440

In connection with the SandForce acquisition, the Company assumed stock options and RSUs originally granted by SandForce and converted them into LSI stock options and RSUs. The portion of the fair value of partially vested equity awards associated with prior service of SandForce employees represents a component of the total consideration for the SandForce acquisition, as presented above. Stock options assumed were valued using a binomial lattice model calibrated to the exercise behavior of LSI’s employees. RSUs were valued based on LSI’s stock price as of the acquisition date.

Prior to the acquisition, the Company held an equity interest in SandForce. The Company determined the fair value of this equity interest by applying the per share value of the contractual cash consideration to the SandForce shares held by the Company immediately prior to the acquisition. The fair value of the Company’s pre-acquisition investment in SandForce represents a component of total consideration, as presented above. As a result of re-measuring the pre-acquisition equity interest in SandForce to fair value, the Company recognized a gain of $5.8 million, which was included in interest income and other, net, in 2012.

The allocation of the purchase price to SandForce’s tangible and identified intangible assets acquired and liabilities assumed was based on their estimated fair values.

The purchase price has been allocated as follows (in thousands):

Accounts receivable	$10,711
Inventory	24,268
Identified intangible assets	172,400
Goodwill	182,628
Net deferred tax liabilities	(42,365)
Other, net	(1,202)

Total	$346,440

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The goodwill is primarily attributable to the assembled workforce of SandForce and synergies and economies of scale expected from combining the operations of LSI and SandForce. The goodwill recognized is not deductible for tax purposes. Identified intangible assets were comprised of the following:

	Fair Value	Weighted- Average Life
	(In thousands)	(In years)
Current technology	$73,400	4.0
Customer relationships	41,700	7.0
Order backlog	4,500	0.5
Trade names	1,500	3.0

Total identified intangible assets subject to amortization	121,100	4.9
In-process research and development	51,300

Total identified intangible assets	$172,400

The allocation of the purchase price to identified intangible assets acquired was based on the Company’s best estimate of the fair value of such assets. The fair value of acquired identified intangible assets is determined based on inputs that are unobservable and significant to the overall fair value measurement. As such, acquired intangible assets are classified as Level 3 assets.

The fair value of each of the acquired identified intangible assets was determined using a discounted cash flow methodology. The cash flows for each category of identified intangible assets represent the estimated incremental effect on the Company’s cash flows directly attributable to that intangible asset over its estimated useful life. Estimated cash flows represent expected incremental revenues, net of returns on contributory assets and after considering estimated incremental operating costs and income taxes. Discount rates ranging from 12.9% to 17.9% were used based on the cost of capital, adjusted to reflect the specific risk associated with each of the cash flows.

Current technology represents the fair value of SandForce products that had reached technological feasibility and were a part of its product offering. Customer relationships represent the fair values of SandForce’s relationships with its customers.

In-process research and development (“IPR&D”) represents the fair value of incomplete research and development projects that had not reached technological feasibility as of the date of the acquisition. At the time of acquisition, SandForce had IPR&D related to its next generation flash storage processor (the “Griffin project”). At December 31, 2013, expected costs to complete the Griffin project were approximately $20.3 million through its anticipated completion date in 2014. Revenues for the Griffin project are expected to extend through 2019. The acquisition date fair value of the Griffin project will be either amortized or impaired depending on whether the project is completed or abandoned.

From January 3, 2012 through December 31, 2012, the Company recognized approximately $159.7 million of revenues related to the SandForce business. In addition, during 2012, the Company recognized $8.4 million of acquisition-related costs included in restructuring of operations and other items, net related to SandForce. It is impracticable to determine the effect on net income resulting from the SandForce acquisition for the years ended December 31, 2013 and 2012, as the Company immediately integrated SandForce into its ongoing operations. Historical pro forma results giving effect to the acquisition have not been presented because such effect is not material to the prior period financial results.

Note 7 — Benefit Obligations

Pension and Post-retirement Benefit Plans

The Company provides retirement benefits to certain current and former U.S. employees under defined benefit pension plans, which include a management plan and a represented plan. Benefits under the management

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

plan are provided under either an adjusted career-average-pay program or a cash-balance program. Benefits under the represented plan are based on a dollar-per-month formula. Benefit accruals under the management plan were frozen in 2009. Participants in the adjusted career-average-pay program no longer earn service accruals. Participants in the cash-balance program no longer earn service accruals, but continue to earn 4% interest per year on their cash-balance accounts. There are no active participants under the represented plan.

The Company also has a non-qualified supplemental pension plan in the U.S. that principally provides benefits based on compensation in excess of amounts that can be considered under the management plan. In addition, the Company provides post-retirement life insurance coverage under a group life insurance plan for certain U.S. employees. The Company also has pension plans covering certain international employees.

Net Periodic Benefit Cost/(Credit):

The following table summarizes the components of the net periodic benefit cost or credit:

	Year Ended December 31,
	2013		2012		2011
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Service cost	$492	$60	$415	$89	$531	$75
Interest cost	57,303	2,366	61,456	2,600	67,499	2,597
Expected return on plan assets	(66,325)	(3,553)	(68,076)	(3,811)	(67,965)	(4,128)
Net actuarial loss, prior service cost and transition asset amortization	19,150	1,455	14,360	2,017	6,768	552
Curtailments	28	—	326	—	54	—

Total benefit cost/(credit)	$10,648	$328	$8,481	$895	$6,887	$(904)

Change in Benefit Obligation:

The following table presents a reconciliation of the beginning and ending balances of the benefit obligation during the periods presented. The measurement date was December 31 for each year.

	Year Ended December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Projected benefit obligation at January 1	$1,551,493	$57,384	$1,463,079	$57,934
Service cost	492	60	415	89
Interest cost	57,303	2,366	61,456	2,600
Actuarial (gain)/loss	(140,532)	(9,232)	113,770	(1,973)
Benefits paid(a)	(89,868)	(1,418)	(87,304)	(1,266)
Curtailments and foreign exchange impact	323	—	77	—

Projected benefit obligation at December 31	$1,379,211	$49,160	$1,551,493	$57,384

(a)	The pension benefits paid include amounts paid under certain international pension plans that do not maintain plan assets.

The pension benefit obligations as of December 31, 2013 and 2012 included $27.8 million and $28.8 million, respectively, of obligations related to the Company’s international pension plans.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Change in Plan Assets:

The following table presents a reconciliation of the beginning and ending balances of the fair value of plan assets during the periods presented. The fair value of plan assets was measured at December 31 for each year.

	Year Ended December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Fair value of plan assets at January 1	$993,231	$71,712	$867,241	$66,968
Actual return on plan assets	88,581	6,038	117,084	5,833
Employer contributions	51,192	—	94,634	—
Benefits paid	(88,948)	(1,682)	(85,742)	(1,089)
Curtailments and foreign exchange impact	22	—	14	—

Fair value of plan assets at December 31	$1,044,078	$76,068	$993,231	$71,712

The fair value of pension plan assets at December 31, 2013 and 2012 included $14.3 million and $13.6 million, respectively, of assets for certain of the Company’s international pension plans. The Company’s contributions to its international pension plans were immaterial for the year ended December 31, 2013.

Funded Status of the Plans:

The following table presents the funded status of the plans, which is the fair value of plan assets less projected benefit obligations:

	December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Funded status of the plans (liability)/asset	$(335,133)	$26,908	$(558,262)	$14,328

Plans with Benefit Obligations in excess of Plan Assets:

	December 31,
	2013	2012
	Pension Benefits
	(In thousands)
Projected benefit obligation	$1,370,260	$1,542,123
Accumulated benefit obligation	$1,368,864	$1,540,081
Fair value of plan assets	$1,032,293	$981,998

The accumulated benefit obligations as of December 31, 2013 and 2012 included $26.4 million and $26.7 million, respectively, related to the Company’s international pension plans.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Plans with Benefit Obligations less than Plan Assets:

	December 31,
	2013	2012
	Pension Benefits
	(In thousands)
Projected benefit obligation	$8,951	$9,370
Accumulated benefit obligation	$8,869	$9,295
Fair value of plan assets	$11,785	$11,233

	December 31,
	2013	2012
	Post-retirement Benefits
	(In thousands)
Accumulated benefit obligation	$49,160	$57,384
Fair value of plan assets	$76,068	$71,712

The following table presents amounts recognized in the consolidated balance sheets for the plans:

	December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Non-current assets	$2,834	$26,908	$1,863	$14,328
Current liabilities	(904)	—	(873)	—
Non-current liabilities	(337,063)	—	(559,252)	—

Net (liability)/asset	$(335,133)	$26,908	$(558,262)	$14,328

Accumulated Other Comprehensive Loss:

The following table presents amounts recognized in accumulated other comprehensive loss related to pension and post-retirement plans:

	December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Net prior service cost	$166	$—	$205	$—
Net actuarial loss	395,515	5,692	577,413	18,600
Transition asset	(119)	—	(138)	—

Accumulated other comprehensive loss	395,562	5,692	577,480	18,600
Tax on prior actuarial gains	23,813	3,026	23,813	3,026

Accumulated other comprehensive loss, after tax	$419,375	$8,718	$601,293	$21,626

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The following table summarizes changes in accumulated other comprehensive loss related to pension and post-retirement plans:

	Year Ended December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
	(In thousands)
Accumulated other comprehensive loss at January 1, after tax	$601,293	$21,626	$550,943	$27,814
Amortization of prior service cost and transition asset	(20)	—	(18)	—
Amortization of actuarial loss	(19,130)	(1,455)	(14,342)	(2,017)
Current year actuarial (gain)/loss	(162,768)	(11,453)	64,710	(4,171)

Accumulated other comprehensive loss at December 31, after tax	$419,375	$8,718	$601,293	$21,626

There were no tax effects on any changes in accumulated other comprehensive loss for the periods presented above.

The estimated net actuarial loss for the pension plans that will be amortized from accumulated other comprehensive loss into pension costs for the year ending December 31, 2014 is $12.7 million. For the post-retirement benefit plan, the estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into post-retirement costs for the year ending December 31, 2014 is insignificant.

Plan Assets:

Defined Benefit Pension Plans:

The Company’s investment strategy for the U.S. plans is to allocate assets in a manner that seeks both to maximize the safety of promised benefits and to minimize the cost of funding those benefits. The Company directs the overall portfolio allocation, and uses an investment consultant that has discretion to structure portfolios and select the investment managers within those allocation parameters. Multiple investment managers are utilized, including both active and passive management approaches. The plan assets are diversified across different asset classes and investment styles, and those assets are periodically rebalanced toward asset allocation targets.

The target asset allocation for U.S. plans reflects a risk/return profile that the Company believes is appropriate relative to the liability structure and return goals for the plans. The Company periodically reviews the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. The current target allocations for the U.S. management and represented pension plan assets are 50% in public equity securities, 42.5% in fixed-income securities, and 7.5% in real estate securities. The equity investment target allocation is equally divided between U.S. and international equity securities. The fixed-income allocation is primarily directed toward long-term core bond investments, with smaller allocations to Treasury Inflation-Protected Securities and high-yield bonds.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The fair values of the plan assets by asset category were as follows:

	Fair Value Measurements as of December 31, 2013
	Level 1		Level 2		Total
	(In thousands)
Cash and cash equivalents	$4,888		$20,622	(a)	$25,510
Equity securities:
Domestic equity securities	179,687	(b)	—		179,687
International equity securities	97,619	(b)	2,717	(c)	100,336
Fixed-income securities:
U.S. treasuries	23,187	(b)	29,127	(d)	52,314
Corporate bonds	—		274,202	(d)	274,202
Asset-backed and mortgage-backed securities	—		5,020	(d)	5,020
Agency-backed bonds	—		3,359	(d)	3,359
Municipal bonds	—		13,038	(d)	13,038
Government bonds	—		19,038	(d)	19,038
Other types of investments:
Commingled funds — equities	20,558	(b)	204,782	(e)	225,340
Commingled funds — bonds	—		145,965	(f)	145,965
Derivatives	—		269		269

Total	$325,939		$718,139		$1,044,078

	Fair Value Measurements as of December 31, 2012
	Level 1		Level 2		Total
	(In thousands)
Cash and cash equivalents	$5,277		$18,410	(a)	$23,687
Equity securities:
Domestic equity securities	183,538	(b)	—		183,538
International equity securities	91,546	(b)	2,609	(c)	94,155
Fixed-income securities:
U.S. treasuries	61,173	(b)	—		61,173
Corporate bonds	—		248,680	(d)	248,680
Asset-backed and mortgage-backed securities	—		3,848	(d)	3,848
Municipal bonds	—		12,818	(d)	12,818
Government bonds	—		30,521	(d)	30,521
Other types of investments:
Commingled funds — equities	—		194,302	(e)	194,302
Commingled funds — bonds	—		139,954	(f)	139,954
Derivatives	20		535		555

Total	$341,554		$651,677		$993,231

(a)	These amounts represent cash equivalents and primarily include short-term investment funds which consisted of short-term money market instruments that are valued using quoted prices for similar assets and liabilities in active markets.

(b)	These domestic equity securities, international equity securities, U.S. treasuries and commingled equity funds are valued based on quoted prices in active markets.

(c)	These amounts include funds that invest primarily in equity securities that are traded less frequently than exchange-traded securities and are valued using inputs that include quoted prices for similar assets in active markets.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

(d)	These amount consists of investments that are traded less frequently than Level 1 securities and are valued using inputs that include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates, yield curves, prepayment speeds, collateral performance, broker/dealer quotes and indices that are observable at commonly quoted intervals.

(e)	These amounts consist of investments in funds not registered with U.S. Securities and Exchange Commission, with underlying investments primarily in publicly traded U.S. and non-U.S. equity securities, including securities with small and large market capitalization. The fair value was determined based on the net asset value per share of each investment at December 31, 2013 and 2012. These funds are classified as Level 2 in the fair value hierarchy as the Company could redeem these investments with the sponsoring investment management organizations at December 31, 2013 and 2012, and with at least monthly frequency on an ongoing basis.

(f)	These amounts consist of investments in funds not registered with U.S. Securities and Exchange Commission, with underlying investments primarily in Treasury Inflation-Protected Securities and high-yield bonds. The fair value was determined based on the net asset value per share of each investment at December 31, 2013 and 2012. These funds are classified as Level 2 in the fair value hierarchy as the Company could redeem these investments with the sponsoring investment management organizations at December 31, 2013 and 2012, and with at least monthly frequency on an ongoing basis.

Post-retirement Benefit Plan:

The Company’s overall investment strategy for the group life insurance plan is to allocate assets in a manner that seeks to both maximize the safety of promised benefits and minimize the cost of funding those benefits. The target asset allocation for plan assets reflects a risk/return profile that the Company believes is appropriate relative to the liability structure and return goals for the plan. The Company periodically reviews the allocation of plan assets relative to alternative allocation models to evaluate the need for adjustments based on forecasted liabilities and plan liquidity needs. The Company sets the overall portfolio allocation and uses an investment manager that directs the investment of funds consistent with that allocation. The investment manager invests the plan assets in index funds that it manages. The current target allocations for the plan assets are 40% in equity securities and 60% in fixed-income securities. The equity investment target allocation is equally divided between domestic and international equity securities.

The plan assets were classified as Level 2 and the fair values by asset category were as follows:

	December 31,
	2013	2012
	(In thousands)
Commingled funds — domestic equities(a)	$15,274	$14,431
Commingled funds — international equities(a)	15,226	14,292
Commingled funds — bonds(a)	45,568	42,989

Total	$76,068	$71,712

(a)	These amounts consist of investments in funds not registered with U.S. Securities and Exchange Commission, with underlying investments primarily in the equity securities included in the S&P 500 Index, non-U.S. equity securities and investment grade fixed-income securities. The fair value was determined based on the net asset value per share of each investment at December 31, 2013 and 2012. These funds are classified as Level 2 in the fair value hierarchy as the Company could redeem these investments with the sponsoring investment management organizations at December 31, 2013 and 2012, and with at least monthly frequency on an ongoing basis.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Plan Asset Allocations for Pension Plans and Post-retirement Benefit Plan:

The following table presents the actual plan asset allocations:

	December 31,
	2013		2012
	Pension Benefits	Post- retirement Benefits	Pension Benefits	Post- retirement Benefits
Equity securities	51%	40%	50%	40%
Debt securities	42%	60%	43%	60%
Real estate securities	7%	—	7%	—

Actuarial Assumptions:

The Company reassesses its benefit plan assumptions on a regular basis. The actuarial assumptions for the principal pension and post-retirement plans are as follows:

	Year Ended December 31,
	2013		2012		2011
	Pension Benefits	Post- retirement Life Benefits	Pension Benefits	Post- retirement Life Benefits	Pension Benefits	Post- retirement Life Benefits
Discount rate to determine net periodic cost	3.80%	4.20%	4.30%	4.50%	5.25%	5.70%
Discount rate to determine the benefit obligation as of December 31	4.70%	5.10%	3.80%	4.20%	4.30%	4.50%
Rate of compensation increase to determine net periodic cost	N/A	3.50%	N/A	3.50%	N/A	3.50%
Rate of compensation increase to determine the benefit obligation as of December 31	N/A	3.50%	N/A	3.50%	N/A	3.50%
Expected average rate of return on plan assets	7.30%	5.10%	7.75%	5.70%	7.75%	6.20%

The Company bases the salary increase assumptions on historical experience and future expectations. The expected rate of return for the Company’s retirement benefit plans represents the average rate of return expected to be earned on plan assets over the period that the benefit obligations are expected to be paid. In developing the expected rate of return, the Company considers long-term compound annualized returns based on historical market data, historical and expected returns on the various categories of plan assets, and the target investment portfolio allocations. The rates used are adjusted for any current or anticipated shifts in the investment mix of the plans. The rates also factor in the historic performance of the plans’ assets. The gain on the pension assets during 2013 was $88.6 million, with the gains recognized over the next five years through the return on asset assumption using the market-related value of assets (“MRVA”) with the amount not yet recognized through MRVA amortized under current accounting rules for recognizing asset and liability gains and losses.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Benefit Payments:

The following table reflects the benefit payments that the Company expects the plans to pay in the periods presented. These payments include amounts related to future service.

	Pension Benefits	Post- retirement Benefits
	(In thousands)
Year ending December 31, 2014	$89,010	$900
Year ending December 31, 2015	$88,671	$990
Year ending December 31, 2016	$89,803	$1,090
Year ending December 31, 2017	$88,307	$1,200
Year ending December 31, 2018	$88,421	$1,340
Years ending December 31, 2019 through December 31, 2023	$445,004	$9,620

The Company expects to contribute approximately $75.9 million to its pension plans during the year ending December 31, 2014. The Company does not expect to contribute to its post-retirement benefit plan in 2014.

LSI 401(k) Defined Contribution Plan

Eligible employees in the U.S. may participate in the LSI Corporation 401(k) Plan (the “Plan”). The Plan provides for tax-deferred and after-tax contributions for eligible employees and allows employees to contribute from 1% to 90% of their annual compensation on a pretax and after-tax basis. Effective June 1, 2012, the Plan allows employees to make Roth contributions. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches pretax employee contributions up to 100% of the first 2% of eligible earnings and 50% of the next 3% of eligible earnings that are contributed by employees and may make additional variable matching contributions based on the Company’s performance. All matching contributions vest immediately except that matching contribution for new employees vest after two years of service. The Company’s matching contributions to the Plan totaled $24.0 million, $22.8 million and $18.7 million during the years ended December 31, 2013, 2012 and 2011, respectively.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Note 8 — Supplemental Financial Information

	December 31,
	2013	2012
	(In thousands)
Inventories:
Raw materials	$66	$176
Work-in-process	23,940	52,003
Finished goods	132,288	154,144

Total inventories	$156,294	$206,323

Prepaid expenses and other current assets:
Prepaid expenses	$30,070	$40,555
Deferred tax asset	10,677	8,117
Other	30,853	31,700

Total prepaid expenses and other current assets	$71,600	$80,372

Property and equipment:
Land	$39,202	$39,107
Buildings and improvements	152,816	136,178
Equipment	317,380	310,602
Furniture and fixtures	20,358	22,622
Leasehold improvements	26,763	38,888
Construction in progress	14,961	15,718

Total property and equipment, gross	571,480	563,115
Accumulated depreciation	(269,192)	(293,368)

Total property and equipment, net	$302,288	$269,747

Other accrued liabilities:
Restructuring reserves — current	$16,597	$14,654
Deferred revenue	53,891	38,441
Accrued expenses	102,750	124,567

Total other accrued liabilities	$173,238	$177,662

Accumulated Other Comprehensive Loss

The following table presents the components of, and changes in, accumulated other comprehensive loss, net of taxes:

	Balance at December 31, 2012	Net Current Period Other Comprehensive Income(a)	Balance at December 31, 2013
	(In thousands)
Foreign currency translation adjustments	$39,881	$(5,354)	$34,527
Net unrealized gain on investments	4,484	(1,687)	2,797
Net unrealized gain/(loss) on derivatives	224	(797)	(573)
Defined benefit pension and post-retirement plans	(622,919)	194,826	(428,093)

Total accumulated other comprehensive loss	$(578,330)	$186,988	$(391,342)

(a)	The reclassified components of defined benefit pension and post-retirement plans were included in the computation of net periodic benefit cost (see Note 7). All other reclassified amounts were insignificant for the period presented.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Reconciliation of Basic and Diluted Shares

The following table provides a reconciliation of basic and diluted shares:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Basic shares	547,817	559,459	585,704
Dilutive effect of stock options, employee stock purchase rights and RSUs	19,662	21,089	15,189

Diluted shares	567,479	580,548	600,893

The weighted-average common share equivalents that were excluded from the computation of diluted shares because their inclusion would have had an anti-dilutive effect on net income per share were as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Anti-dilutive securities:
Stock options	19,422	29,477	41,927
RSUs	413	6,047	227

Note 9 — Identified Intangible Assets and Goodwill

Identified Intangible Assets

Identified intangible assets were comprised of the following:

	December 31,
	2013		2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Current technology	$930,767	$(798,588)	$930,767	$(751,236)
Customer base	444,439	(344,903)	444,439	(304,725)
Patent licensing	312,800	(228,867)	312,800	(198,346)
Order backlog	4,500	(4,500)	4,500	(4,500)
Trade names	1,800	(1,145)	1,800	(680)
Workforce	3,567	(3,567)	3,567	(3,567)
In-process research and development	51,300	—	51,300	—

Total identified intangible assets	$1,749,173	$(1,381,570)	$1,749,173	$(1,263,054)

The following table summarizes amortization expense and the weighted-average lives of identified intangible assets:

	Weighted- Average Lives	Year Ended December 31,
		2013	2012	2011
	(In months)	(In thousands)
Current technology	52	$47,352	$48,736	$49,243
Customer base	47	40,178	35,316	33,921
Patent licensing	36	30,521	30,618	32,125
Order backlog	3	—	4,500	—
Trade names	55	465	380	50
Workforce	72	—	521	596

Total	48	$118,516	$120,071	$115,935

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The estimated annual future amortization expenses related to identified intangible assets as of December 31, 2013 are as follows:

Amortization Expense
(In thousands)
Years ending December 31:
2014	$119,829
2015	112,167
2016	91,430
2017	32,046
2018 and thereafter	12,131

Total	$367,603

Goodwill

As of December 31, 2013 and 2012, goodwill was $255.0 million. After completing annual impairment reviews during the fourth quarters of 2013, 2012 and 2011, the Company concluded that goodwill was not impaired in any of these years. As of December 31, 2013 and 2012, accumulated impairment losses were $2.4 billion.

Note 10 — Cash Equivalents and Investments

The following tables summarize the Company’s cash equivalents and investments measured at fair value:

	Fair Value Measurements as of December 31, 2013
	Level 1		Level 2		Total
	(In thousands)
Cash equivalents:
Money-market funds	$444,480	(a)	$—		$444,480
Short-term investments:
Asset-backed and mortgage-backed securities:
Agency securities	$—		$142,756	(b)	$142,756
Non-agency securities	—		607	(b)	607
Government and agency securities	35,521	(a)	58,875	(b)	94,396
Corporate debt securities	—		15,490	(b)	15,490
Commercial paper	—		13,821	(b)	13,821

Total available-for-sale debt securities	$35,521		$231,549		$267,070

Long-term investments in equity securities:
Marketable available-for-sale equity securities	$2,921	(c)	$—		$2,921

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

	Fair Value Measurements as of December 31, 2012
	Level 1		Level 2		Total
	(In thousands)
Cash equivalents:
Money-market funds	$364,596	(a)	$—		$364,596
Government and agency securities	—		6,479	(b)	6,479

Total cash equivalents	$364,596		$6,479		$371,075

Short-term investments:
Asset-backed and mortgage-backed securities:
Agency securities	$—		$129,463	(b)	$129,463
Non-agency securities	—		1,393	(b)	1,393
Government and agency securities	17,042	(a)	49,658	(b)	66,700
Corporate debt securities	—		6,001	(b)	6,001
Commercial paper	—		900	(b)	900

Total available-for-sale debt securities	$17,042		$187,415		$204,457

Long-term investments in equity securities:
Marketable available-for-sale equity securities	$1,689	(c)	$—		$1,689

(a)	The fair value of money-market funds is determined using unadjusted prices in active markets. Level 1 government and agency securities consist of U.S. government and agency securities, and their fair value is determined using quoted prices in active markets.

(b)	These investments are traded less frequently than Level 1 securities and are valued using inputs that include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates, yield curves, prepayment speeds, collateral performance, broker/dealer quotes and indices that are observable at commonly quoted intervals.

(c)	The fair value of marketable equity securities is determined using quoted prices in active markets. These amounts are included in non-current other assets in the consolidated balance sheets.

As of December 31, 2013 and 2012, the aggregate carrying values of the Company’s non-marketable securities were $44.3 million and $42.1 million, respectively, which are included in non-current other assets in the consolidated balance sheets.

During the year ended December 31, 2013, the Company recognized an unrealized gain of $0.7 million associated with certain non-marketable securities. Upon the acquisition of SandForce in January 2012, the Company recognized a gain of $5.8 million as a result of re-measuring its pre-acquisition equity interest in SandForce to estimated fair value. The Company also recognized a pre-tax gain of $2.6 million associated with a sale of certain non-marketable securities during the year ended December 31, 2012. There were no sales of non-marketable securities in 2013 or 2011.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The following tables summarize the Company’s available-for-sale securities:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(In thousands)
Short-term debt securities:
Asset-backed and mortgage-backed securities	$141,263	$4,329	$(2,229)	$143,363
Government and agency securities	94,245	352	(201)	94,396
Corporate debt securities	15,447	85	(42)	15,490
Commercial paper	13,821	—	—	13,821

Total short-term debt securities	$264,776	$4,766	$(2,472)	$267,070

Long-term marketable equity securities	$669	$2,252	$—	$2,921

	December 31, 2012
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(In thousands)
Short-term debt securities:
Asset-backed and mortgage-backed securities	$125,563	$6,390	$(1,097)	$130,856
Government and agency securities	65,904	802	(6)	66,700
Corporate debt securities	5,864	137	—	6,001
Commercial paper	900	—	—	900

Total short-term debt securities	$198,231	$7,329	$(1,103)	$204,457

Long-term marketable equity securities	$669	$1,020	$—	$1,689

As of December 31, 2013, there were 204 investments in an unrealized loss position. The following tables summarize the gross unrealized losses and fair values of the Company’s short-term investments that have been in a continuous unrealized loss position for less than and greater than 12 months, aggregated by investment category:

	December 31, 2013
	Less than 12 Months		Greater than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Asset-backed and mortgage-backed securities	$63,788	$(1,856)	$11,668	$(373)
Government and agency securities	27,053	(201)	—	—
Corporate debt securities	6,126	(42)	—	—

Total	$96,967	$(2,099)	$11,668	$(373)

	December 31, 2012
	Less than 12 Months		Greater than 12 Months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Asset-backed and mortgage-backed securities	$38,280	$(1,018)	$4,141	$(79)
Government and agency securities	18,301	(6)	—	—

Total	$56,581	$(1,024)	$4,141	$(79)

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

During the year ended December 31, 2011, the Company recognized an impairment charge of $0.2 million for marketable securities. There were no material impairment charges for marketable securities for the years ended December 31, 2013 or 2012. Net realized losses and gains on sales of available-for-sale securities were not material for the years ended December 31, 2013, 2012 or 2011.

Contractual maturities of available-for-sale debt securities as of December 31, 2013 were as follows (in thousands):

Due within one year	$38,354
Due in 1-5 years	88,401
Due in 5-10 years	8,239
Due after 10 years	132,076

Total	$267,070

The maturities of asset-backed and mortgage-backed securities were determined based on contractual principal maturities assuming no prepayments.

Note 11 — Segment, Geographic and Product Information

The Company operates in one reportable segment — the Semiconductor segment. The Company’s chief executive officer is the chief operating decision maker (“CODM”). The Company’s CODM bears ultimate responsibility for, and is actively engaged in, the allocation of resources and the evaluation of the Company’s operating and financial results. Management’s conclusion that the Company operates in a single reportable segment is based on the following:

•	The Company assesses performance, including incentive compensation, based upon consolidated operational performance and financial results;

•	The CODM allocates resources and makes other operational decisions based on direct involvement with the Company’s operations and product development efforts;

•	The Company is managed under a functionally-based organizational structure, with the head of each function reporting directly to the CODM. Management of shared functions also reports directly to the CODM or to one of his direct reports; and

•	The Company frequently integrates its discrete technologies across many of its products and its integrated circuits are largely manufactured under similar processes. This integrated approach supports the Company’s ability to make financial decisions based on consolidated financial performance, without reliance on discrete financial information.

Significant Customers

The following table provides information about sales to the Company’s one customer that accounted for 10% or more of consolidated revenues in each of 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Percentage of consolidated revenues	25%	31%	25%

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Information about Geographic Areas

The following tables summarize the Company’s revenues by geography based on the ordering location of the customer and long-lived assets by geography. Because the Company sells its products primarily to other sellers of technology products and not to end users, revenues by geography as presented below may not accurately reflect geographic end-user demand for its products.

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Revenues:
North America*	$622,032	$635,928	$520,193
Asia:
China (including Hong Kong)	643,759	788,077	569,710
Singapore	264,969	305,974	256,781
Taiwan	287,591	290,294	272,071
Other	346,053	300,688	224,948

Total Asia	1,542,372	1,685,033	1,323,510
Europe and the Middle East	205,825	185,126	200,255

Total	$2,370,229	$2,506,087	$2,043,958

	December 31,
	2013	2012
	(In thousands)
Long-lived assets:
North America*	$258,059	$241,443
Asia**	43,531	27,206
Europe and the Middle East	698	1,098

Total	$302,288	$269,747

*	Primarily the United States.

**	Primarily China, Singapore and Taiwan.

Information about Product Groups

The following table presents the Company’s revenues by product groups:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Revenues:
Storage products	$1,846,698	$1,994,397	$1,487,069
Networking products	398,454	407,193	453,652
Other	125,077	104,497	103,237

Total	$2,370,229	$2,506,087	$2,043,958

Note 12 — Derivative Instruments

The Company has foreign subsidiaries that operate and sell the Company’s products in various markets around the world. As a result, the Company is exposed to changes in foreign-currency exchange rates. The Company utilizes forward contracts to manage its exposure associated with net assets and liabilities denominated in non-functional currencies and to reduce the volatility of earnings and cash flows related to forecasted foreign-currency transactions. The Company does not hold derivative financial instruments for speculative or trading purposes.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Cash-Flow Hedges

The Company enters into forward contracts that are designated as foreign-currency cash-flow hedges of selected forecasted payments denominated in currencies other than U.S. dollars. These forward contracts generally mature within twelve months. The Company evaluates and calculates the effectiveness of each hedge at least quarterly. Changes in the fair value attributable to changes in time value are excluded from the assessment of effectiveness and are recognized in interest income and other, net. The effective portion of the forward contracts’ gain or loss is recorded in other comprehensive income and, when the hedged expense is recognized, is subsequently reclassified into earnings within the same line item in the statements of operations as the impact of the hedged transaction. The ineffective portion of the gain or loss is reported in earnings immediately. As of December 31, 2013 and 2012, the total notional value of outstanding forward contracts, designated as foreign-currency cash-flow hedges, was $42.7 million and $39.8 million, respectively.

Other Foreign-Currency Hedges

The Company enters into foreign-exchange forward contracts that are used to hedge certain assets and liabilities denominated in non-functional currencies and that do not qualify for hedge accounting. These forward contracts generally mature within three months. Changes in the fair value of these forward contracts are recorded immediately in earnings to offset the changes in the fair value of the assets or liabilities being hedged. As of December 31, 2013 and 2012, the total notional value of outstanding forward contracts, not designated as hedges under hedge accounting, was $56.0 million and $31.6 million, respectively. For the years ended December 31, 2013, 2012 and 2011, the Company recognized losses of $3.5 million, $0.4 million and $3.1 million on other foreign-currency hedges, respectively. These amounts are included in interest income and other, net in the consolidated statements of operations and were substantially offset by the gains on the underlying foreign-currency-denominated assets or liabilities.

Fair Values of Derivative Instruments

The total fair value of derivative assets and liabilities was included in prepaid expenses and other current assets and in other accrued liabilities, respectively, in the consolidated balance sheets. As of December 31, 2013 and 2012, the total fair value of derivative assets and liabilities was immaterial.

Note 13 — Income Taxes

The provisions for/(benefit from) income taxes consisted of the following:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Current:
Federal	$(19,521)	$10,400	$(2,850)
State	(1,128)	1,717	336
Foreign	11,469	20,141	13,601

Total current taxes	(9,180)	32,258	11,087

Deferred:
Federal	20,183	(50,645)	(7,240)
State	(408)	(157)	211
Foreign	2,541	(2,416)	(280)

Total deferred taxes	22,316	(53,218)	(7,309)

Total	$13,136	$(20,960)	$3,778

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The following table summarizes the domestic and foreign components of income before income taxes:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Domestic	$(19,292)	$65,341	$(31,636)
Foreign	157,082	109,927	125,426

Income before income taxes	$137,790	$175,268	$93,790

The following table summarizes significant components of the Company’s deferred tax assets and liabilities:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Tax credit carryovers	$456,940	$413,225
Net operating loss carryforwards	721,151	968,648
Capital loss carryover	4,957	5,148
Future deductions for purchased intangible assets	152,244	184,366
Depreciation and amortization	36,585	97,867
Pension and post-retirement benefits	124,983	206,218
Future deductions for reserves and other	82,934	91,964

Total deferred tax assets	1,579,794	1,967,436
Valuation allowance	(1,459,307)	(1,781,702)

Net deferred tax assets	120,487	185,734

Deferred tax liabilities:
Tax deductible goodwill	(19,663)	(18,517)
Purchased intangible assets	(113,568)	(157,331)

Total deferred tax liabilities	(133,231)	(175,848)

Total net deferred tax (liabilities)/assets	$(12,744)	$9,886

Valuation allowances reduce the deferred tax assets to the amount that, based upon all available evidence, is more likely than not to be realized. The deferred tax assets’ valuation allowance is primarily attributable to U.S. tax credit carryovers and net operating loss carryovers that could not be benefited under existing carry-back rules. Approximately $102.0 million of the valuation allowance at December 31, 2013 relates to tax benefits from stock option deductions, which will be credited to equity if and when realized.

In December 2013, the Company entered into an Advance Pricing Agreement (“APA”) with the Internal Revenue Service (“IRS”) in connection with the valuation of intellectual property in conjunction with a cost sharing arrangement. This APA has resulted in an intercompany recognition of prepaid U.S. income in the current year. The Company has utilized its available net operating losses to offset this income. The use of net operating losses has resulted in a reduction of deferred tax assets and a corresponding reduction in the valuation allowance of $252.4 million and had no impact on the effective tax rate.

Management continues to monitor the realizability of the Company’s deferred tax assets. Historically, the Company has sustained losses from its U.S. operations and, as a result, has maintained a full valuation allowance against U.S. net deferred tax assets. Management does not believe there is sufficient positive evidence to reach a conclusion that it is more likely than not that the Company will generate sufficient future taxable income in the U.S. to realize the benefits of its deferred tax assets. Depending on future results and projected trends, it is reasonably possible that Company may determine in the foreseeable future that it is more likely than not that a significant portion of its U.S. deferred tax assets will be realized, resulting in a release of a significant portion of the valuation allowance.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

The American Taxpayers Relief Act of 2012 (the “Act”) was signed into law on January 2, 2013. The Act retroactively extended research credits for a two year period from January 1, 2012 through December 31, 2013. The Company calculated research credits accordingly in 2013. The provisions of the Act did not have a material impact on the Company’s effective tax rate.

On September 13, 2013, the IRS and Treasury Department released final regulations related to the timing of deductibility of expenditures related to tangible property. These regulations apply to tax years beginning on or after January 1, 2014. The Company is currently assessing the impact of these regulations and does not expect that the application of these rules will have a material impact on its results of operations.

As of December 31, 2013, the Company had federal, state and foreign net operating loss carryovers of approximately $1,753.8 million, $1,373.3 million and $45.7 million, respectively. The federal net operating losses will begin expiring in 2020 through 2032. Certain state net operating losses expire from 2015 through 2032. The foreign net operating losses will begin expiring in 2017. Approximately $1,479.2 million of the federal net operating loss carryover and $1,180.7 million of the state net operating loss carryover relate to acquisitions and are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986. As of December 31, 2013, the Company had tax credits of approximately $509.9 million, which began expiring in 2013.

A reconciliation of the provisions for/(benefit from) income taxes with the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Expected tax expense at federal statutory rate of 35%	$48,227	$61,344	$32,826
State taxes, net of federal benefit	(625)	2,373	2,363
Foreign rate differential	(32,226)	(11,953)	(25,607)
U.S. taxes on foreign earnings	4,642	5,043	32,793
Withholding taxes	9,082	7,842	8,770
Tax benefit related to valuation allowance release for SandForce acquisition	—	(42,365)	—
Change in valuation allowance	8,399	(9,432)	(23,439)
Nondeductible expenses	132	5,241	8,049
Tax refunds/credits	(719)	(1,964)	(2,926)
Tax benefit related to refundable R&D/alternative minimum tax credit	(500)	—	(530)
Tax deduction for loss on liquidation of subsidiary	—	(18,200)	—
Lapsed statute of limitations	(23,276)	(18,889)	(16,796)
Intraperiod allocation of tax benefit to continuing operations	—	—	(11,725)

Total tax provision/(benefit)	$13,136	$(20,960)	$3,778

The Company paid income taxes, net of refunds received, of $23.2 million, $21.0 million and $11.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has a tax holiday in effect for its business operations in Singapore effective January 1, 2009. The tax holiday allows for a reduced tax rate of 10% on the qualifying profits generated through December 31, 2018. For the years ended December 31, 2013, 2012 and 2011, the tax savings from this holiday were approximately $2.4 million, $2.8 million and $2.0 million, respectively, with no material per-share impact.

The Company has not provided for U.S. income and foreign withholding taxes on $72.5 million of cumulative undistributed earnings of various non-U.S. subsidiaries. Such earnings are intended to be reinvested

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

in the non-U.S. subsidiaries for an indefinite period of time. It is not practicable to estimate potential U.S. deferred tax liabilities on the foreign undistributed earnings due to the complex interplay under U.S. tax rules of various tax attributes such as net operating loss carryforwards and foreign tax credits, the availability and timing of which are not estimable.

Uncertain Income Tax Positions

As of December 31, 2013 and 2012, the Company had $188.7 million and $193.9 million of unrecognized tax benefits, respectively. The $188.7 million as of December 31, 2013 is related to unrecognized tax benefits that, if realized, would affect the effective tax rate of the Company.

The Company is unable to make a reasonably reliable estimate as to when cash settlement with a taxing authority may occur. It is reasonably possible that the total amount of unrecognized tax benefits will increase or decrease in the next 12 months. Such changes could occur based on the normal expiration of statutes of limitations, the possible conclusion of ongoing tax audits in various jurisdictions around the world, or other negotiations with tax authorities. If those events occur within the next 12 months, the Company estimates that unrecognized tax benefits, plus accrued interest and penalties, could decrease by up to $22.5 million.

The Company files income tax returns at the U.S. federal level and in various state and foreign jurisdictions. With some exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009.

The Company recognizes interest and penalties accrued in relation to unrecognized tax benefits as a tax expense. For the years ended December 31, 2013, 2012 and 2011, the Company recorded charges to tax expense of approximately $6.2 million, $8.3 million and $6.3 million for interest and penalties, respectively. Also, for the years ended December 31, 2013, 2012 and 2011, the Company recorded tax benefits of approximately $9.8 million, $9.5 million and $8.6 million for interest and penalties, respectively, as a result of reductions to tax positions taken in a prior year, lapses in statutes of limitations and audit settlements. As of December 31, 2013 and 2012, the Company had $24.8 million and $28.4 million, respectively, of accrued interest and penalties which are included in non-current income tax liabilities in the consolidated balance sheets.

The following table sets forth a reconciliation of the beginning and ending amounts of the gross unrecognized tax benefits, excluding related interest and penalties:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Balance at January 1	$193,894	$170,994	$151,898
Tax positions related to current year:
Additions	10,388	29,887	19,482
Tax positions related to prior years:
Additions	17,404	2,000	29,312
Reductions	(19,299)	—	(20,156)
Lapses in statute of limitations	(13,515)	(9,387)	(9,580)
Foreign exchange (gain)/loss	(202)	400	38

Balance at December 31	$188,670	$193,894	$170,994

Note 14 — Related Party Transactions

A member of the Company’s board of directors is also a member of the board of directors of Seagate Technology (“Seagate”). The Company sells semiconductors used in storage product applications to Seagate for prices comparable to those charged to an unrelated third party. Revenues from sales by the Company to Seagate

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

were $588.6 million, $768.2 million and $520.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Company had accounts receivable from Seagate of $77.7 million and $94.0 million as of December 31, 2013 and 2012, respectively.

The Company has an equity interest in a joint venture, Silicon Manufacturing Partners Pte Ltd. (“SMP”), with GLOBALFOUNDRIES, a manufacturing foundry for integrated circuits. SMP operates an integrated circuit manufacturing facility in Singapore. The Company owns a 51% equity interest in this joint venture and accounts for its ownership position under the equity method of accounting. The Company is effectively precluded from unilaterally taking any significant action in the management of SMP due to GLOBALFOUNDRIES’ significant participatory rights under the joint venture agreement. Because of GLOBALFOUNDRIES’ approval rights, the Company cannot make any significant decisions regarding SMP without GLOBALFOUNDRIES’ approval, despite the 51% equity interest. In addition, the General Manager, who is responsible for the day-to-day management of SMP, is appointed by GLOBALFOUNDRIES, and GLOBALFOUNDRIES provides day-to-day operational support to SMP.

The Company purchased $40.4 million, $46.0 million and $49.0 million of inventory from SMP during the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013 and 2012, the amounts payable to SMP were $8.6 million and $9.2 million, respectively.

Note 15 — Commitments, Contingencies and Legal Matters

Operating Leases

The Company leases real estate and certain non-manufacturing equipment under non-cancelable operating leases, which expire through 2026. The Company also includes non-cancelable obligations under certain software licensing arrangements in this category. The facilities lease agreements typically provide for base rental rates that are increased at various times during the terms of the lease and for renewal options at the then fair market rental value. Future minimum payments under the operating lease agreements for the above-mentioned facilities, equipment and software are $35.0 million, $20.6 million, $11.9 million, $8.0 million, $6.7 million and $4.8 million for the years ending December 31, 2014, 2015, 2016, 2017, 2018 and thereafter, respectively.

Rental expense under all operating leases was $40.3 million, $44.9 million and $37.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Purchase Commitments

The Company maintains purchase commitments with certain suppliers, primarily for raw materials and manufacturing services and for some non-production items. Purchase commitments for inventory materials are generally restricted to a forecasted time horizon as mutually agreed upon between the parties. This forecasted time horizon can vary for different suppliers. As of December 31, 2013, the Company had purchase commitments of $337.2 million, which are due through 2018.

The Company has a take-or-pay agreement with SMP under which it has agreed to purchase 51% of the managed wafer capacity from SMP’s integrated circuit manufacturing facility and GLOBALFOUNDRIES has agreed to purchase the remaining managed wafer capacity. SMP determines its managed wafer capacity each year based on forecasts provided by the Company and GLOBALFOUNDRIES. If the Company fails to purchase its required commitments, it will be required to pay SMP for the fixed costs associated with the unpurchased wafers. GLOBALFOUNDRIES is similarly obligated with respect to the wafers allotted to it. The agreement may be terminated by either party upon two years written notice. The agreement may also be terminated for material breach, bankruptcy or insolvency.

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

Guarantees

Product Warranties:

The following table sets forth a summary of the changes in product warranties:

	Year Ended December 31
	2013	2012
	(In thousands)
Balance at the beginning of the period	$5,426	$6,334
Accruals for warranties issued during the period	107	1,183
Adjustments to pre-existing accruals (including changes in estimates)	3,312	(998)
Warranty liabilities assumed in SandForce acquisition	—	426
Settlements made during the period (in cash or in kind)	(295)	(1,519)

Balance at the end of the period	$8,550	$5,426

Standby Letters of Credit:

As of December 31, 2013 and 2012, the Company had outstanding obligations relating to standby letters of credit of $4.0 million and $4.1 million, respectively. Standby letters of credit are financial guarantees provided by third parties for leases, customs, taxes and certain self-insured risks. If the guarantees are called, the Company must reimburse the provider of the guarantee. The fair values of the letters of credit approximate the contract amounts. The standby letters of credit generally renew annually.

Indemnifications

The Company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party. These obligations arise primarily in connection with sales contracts, license agreements or agreements for the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of warranties, representations and covenants related to such matters as title to assets sold, validity of certain intellectual property rights, non-infringement of third-party rights, and certain income tax-related matters. In each of these circumstances, payment by the Company is typically subject to the other party making a claim to and cooperating with the Company pursuant to the procedures specified in the particular contract. This usually allows the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third-party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of activity (typically to replace or correct the products or terminate the agreement with a refund to the other party), duration and/or amounts. In some instances, the Company may have recourse against third parties covering certain payments made by the Company.

Legal Matters

The Company and its subsidiaries are parties to litigation matters and claims in the normal course of business. The Company does not believe, based on currently available facts and circumstances, that the final outcome of these matters, taken individually or as a whole, will have a material adverse effect on the Company’s consolidated results of operations or financial position. However, the pending unsettled lawsuits may involve complex questions of fact and law and may require the expenditure of significant funds and the diversion of other resources to defend. From time to time, the Company may enter into confidential discussions regarding the potential settlement of such lawsuits. However, there can be no assurance that any such discussions will occur or will result in a settlement. Moreover, the settlement of any pending litigation could require the Company to incur substantial costs and, in the case of the settlement of any intellectual property proceeding against the Company,

LSI Corporation

Notes to Consolidated Financial Statements — (continued)

may require the Company to obtain a license to a third-party’s intellectual property that could require royalty payments in the future and the Company to grant a license to certain of its intellectual property to a third party under a cross-license agreement. The results of litigation are inherently uncertain, and material adverse outcomes are possible.

The Company has not provided accruals for any legal matters in its financial statements as potential losses for such matters are not considered probable and reasonably estimable. However, because such matters are subject to many uncertainties, the ultimate outcomes are not predictable, and there can be no assurances that the actual amounts required to satisfy any liabilities arising from the matters described above will not have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

Note 16 — Discontinued Operations

On May 6, 2011, the Company completed the sale of substantially all of its external storage systems business to NetApp for $480.0 million in cash. The strategic decision to exit the external storage systems business was based on the Company’s expectation that long-term shareholder value could be maximized by becoming a pure-play semiconductor company. Under the terms of the agreement, NetApp purchased substantially all the assets of the Company’s external storage systems business, which developed and delivered external storage systems products and technology to a wide range of partners who provide storage solutions to end customers. As part of the transaction, the Company provided transitional services to NetApp. The purpose of these services was to provide short-term assistance to the buyer in assuming the operations of the purchased business.

Following is selected financial information included in income from discontinued operations:

Year Ended December 31, 2011
(In thousands)
Revenues	$210,591

Loss before gain on sale of external storage systems business and income taxes	$(27,579)
Gain on sale of external storage systems business	260,066
Benefit from income taxes	(8,992)

Income from discontinued operations	$241,479

There was no income or loss from discontinued operations for the years ended December 31, 2013 or 2012.

During the year ended December 31, 2011, the Company recognized $40.9 million of restructuring expense related to the external storage systems business as the Company terminated employees, closed several office locations, terminated contracts, discontinued various development projects and wrote off intangible assets and software due to the cancellation of development programs. Further, the Company released $21.0 million of deferred tax liabilities related to tax deductible goodwill in connection with the sale of the external storage systems business in 2011, which is included in the $9.0 million benefit from income taxes.

In 2011, stock-based compensation expense related to the external storage systems business was a benefit of $0.6 million due to the reversal of previously recognized expense for awards that did not vest as a result of the external storage systems business disposition.